Exhibit 99.1

China Shengda Packaging Group Inc. Announces Second Quarter 2011 Results

HANGZHOU, China, Aug. 15, 2011 /PRNewswire-Asia-FirstCall/ -- China Shengda Packaging Group Inc. (NASDAQ: CPGI), a leading Chinese paper packaging manufacturer, today announced its financial results for the three months ended June 30, 2011.

"Although our revenues decreased 2% compared to the same quarter last year, revenues increased 21.0% between the first and second quarters of 2011. This recovery reflected efforts to enhance our leading position in the paper packaging industry, especially in the Yangtze River Delta ('YRD'), where we added new customers during the quarter," Mr. Daliang Teng, Chief Executive Officer of China Shengda Packaging, commented. "The growth in revenues between the first and second quarters resulted in a mix of products with lower gross margins, in part because of the nature of the product and in part because of continuing labor and raw material cost pressures. Even so, our current order activity points towards a stronger second half of the year with a return to a higher margin product mix."

FINANCIAL HIGHLIGHTS SECOND QUARTER ENDED JUNE 30, 2011

	Second Quarter	Second Quarter	First Quarter
	Ended	Ended	Ended
Sales Analysis	June 30, 2011	June 30, 2010	March 31, 2011

Sales Volume (M sq meters)	80.1	86.8	73.6

Color Cartons (% of total revenues)	28.6	27.7	26.0
Flexo Cartons (% of total revenues)	71.4	72.3	74.0

Color Cartons (avg price per sq meter)	$0.46	$0.43	$0.42
Flexo Cartons (avg price per sq meter)	$0.39	$0.37	$0.35

Summary Results (Millions)

Revenues	$32.6	$33.3	$26.9
Gross Profit	$6.2	$9.4	$7.1
Gross Margin (%)	19.0	28.2	26.3
Operating Expenses	$3.8	$2.7	$3.3
Operating Income	$2.4	$6.7	$3.7
Operating Margin (%)	7.5	20.0	13.9
Net Income	$2.3	$5.0	$3.4
EPS Basic & Diluted	$0.06	$0.16	$0.09
Wtd Avg Shares Outstanding (millions)	39.5	30.8	39.5

Second Quarter 2011 Results

Revenues decreased $0.7 million, or 2.2%, to $32.6 million for the three months ended June 30, 2011, from $33.3 million during the same period of 2010. The decrease was primarily a result of decreased sales volume. The sales volume decreased 6.7 million square meters, or 7.7%, to 80.1 million square meters for the three months ended June 30, 2011, from 86.8 million square meters during the same period of 2010. The decreased sales volume was mainly the result of (i) a reduction in demand from the customers due to challenges resulting from more restrictive financial policies by the People's Bank of China ("PBOC"), which adversely affected the business of many customers of the Company, and (ii) a loss of certain orders due to labor shortages resulting from longer delays in the workforce returning following the Chinese New Year holiday as compared to the same period in 2010. As reported by Chinese media sources, the problem of workers not returning to work was more pronounced in the YRD region this year compared to the prior years.

Color cartons accounted for 28.6% of total revenues for in the second quarter of 2011 and flexo cartons accounted for 71.4%, compared to 27.7% and 72.3%, respectively, in the same period of 2010. Average per square meter prices for color cartons and flexo cartons during the second quarter of 2011 were $0.46 and $0.39, respectively, as compared to $0.43 and $0.37, respectively, for the same period of 2010.

Consumer and industrial goods manufacturing sectors are the Company's principal markets. Its major customers remained home appliances and electronics manufacturers and food, beverage and cigarette manufacturers in the YRD, which accounted for 22.2% and 23.9%, respectively, of the total revenues in the second quarter of 2011.

Gross profit declined 33.9% to $6.2 million from $9.4 million in the same period of 2010. Gross profit from flexo cartons declined 36.8% to $4.2 million from $6.6 million in the same period of 2010. Gross profit from color cartons declined 27.0% to $2.0 million from $2.8 million in the same period of 2010. Gross margin declined to 19.0% from 28.2% in the same period of 2010. The decrease in gross margin was due to a change in product mix towards products with an intrinsically lower gross margin in combination with higher labor and raw materials costs.

Selling expenses as a percentage of revenues remained stable for the three months ended June 30, 2011, at 3.5%, compared with the same period of 2010. Freight, as a percentage of revenues increased to 2.3%, from 2.2% in the same period last year.

General and administrative ("G&A") expenses increased 67.8% to $2.6 million from $1.6 million in the same period of 2010. The increase was mainly attributable to a $0.8 million increase in research and development ("R&D") expenses and a $0.2 million increase in staff cost and office expenses. R&D expenses, which mainly related to the product functionality improvement and cost saving expenses, increased to $0.8 million from $0.02 million in the same period of 2010. As a percentage of revenues, G&A expenses for the three months ended June 30, 2011 increased to 8.0%, as compared to 4.7% for the same period of 2010.

Income tax expense decreased to $0.4 million from $1.7 million during the same period of 2010. The decrease in income tax expense was mainly attributable to the fact that Great Shengda was subject to the uniform income tax rate of 25% for the period ended June 30, 2010 as compared to 15% for the same period of 2011. In October 2010, Great Shengda qualified as a National High-Tech Enterprise, a status recognized by China's Ministry of Science and Technology, Ministry of Finance, and State Administration of Taxation. In December 2010, the status was approved by the local tax bureau. Accordingly, under the PRC Enterprise Income Tax Law, Great Shengda is eligible for a preferential tax rate of 15% for the calendar years of 2010, 2011 and 2012, as opposed to the uniform income tax rate of 25%. The preferential tax rate of 15% was retroactively effective as of January 1, 2010, and the retroactive effect was accounted for in the fourth quarter of 2010.

Net income attributable to common stockholders decreased 54.5% to $2.3 million, or $0.06 per diluted share, from $5.0 million, or $0.16 per diluted share, in the same period of 2010.

Six Months Ended June 30, 2011

Revenue for the first six months of 2011 was $59.5 million, down 2.3% from revenue of $60.9 million for the first six months of 2010, mainly due to decreased sales volume. The sales volume decreased 10.8 million square meters, or 6.5%, to 153.7 million square meters from 164.5 million square meters during the same period of 2010. Gross profit was $13.3 million compared to $17.3 million for the six months of 2010. Gross margin was 22.3%, compared to 28.4% for the first six months of 2010. Net income attributable to the Company's common stockholders was $5.7 million, or $0.14 per diluted share, compared to $9.3 million, or $0.32 per diluted share, for the same period a year ago.

Financial Condition

As of June 30, 2011, China Shengda Packaging had cash and cash equivalents of $24.1 million and restricted cash of $3.4 million. Accounts receivable were $35.4 million as of June 30, 2011 compared with $31.4 million as of year-end 2010. Working capital was $47.2 million compared to $40.7 million in the prior year period. Shareholders' equity was $93.8 million, compared with $86.1 million as of December 31, 2010.

Net cash used in operating activities was $9.7 million for the six months ended June 30, 2011, as compared to $2.6 million in net cash provided by operating activities for the same period in 2010. This was attributable to the net income of $5.7 million, adjusted by depreciation and amortization expenses of $1.9 million, and a net decrease in cash from working capital items of $17.3 million. The net decrease in working capital items was mainly due to the decrease in the accounts and notes payable of $23.3 million and increase in accounts and notes receivable of $3.2 million, partially offset by the decrease in restricted cash of $9.0 million.

Net cash used in investing activities was $2.3 million for the six months ended June 30, 2011, as compared to $1.0 million in net cash used in investing activities for the same period in 2010. The increase was attributable to the purchases of property, plant and equipment amounting to $2.3 million during the six months ended June 30, 2011, as compared to $1.1 million during the same period of 2010.

Net cash provided by financing activities was nil for the six months ended June 30, 2011, as compared to $4.3 million net cash provided by financing activities for the same period in 2010. During the six months ended June 30, 2011, the Company received proceeds from short-term loans amounting to $14.0 million and repaid short-term loans amounting to $14.0 million.

Recent Developments

  On July 25, 2011, the Company's wholly-owned subsidiary Great Shengda launched a new fully-automated production line for five-color flexo printing, slotting and die-cutting. The new line will increase annual production capacity for flexo printing, slotting and die-cutting by 30 million square meters. The new production line features modern equipment that meets international quality and safety standards and is expected to improve efficiency and reduce waste. The new line commenced production in July and is expected to reach its targeted utilization rate of 75% within two months. The new production line currently shares the existing customer base and will assist in filling the orders in the pipeline in the first few months of operation.

  On July 18, 2011, the Company's board of directors has approved a share repurchase program for up to $5 million of its common stock over the next twelve months, subject to market and other conditions. Under this plan, the Company can repurchase shares from time to time for cash in open market purchases, block transactions, and privately negotiated transactions in accordance with applicable US federal securities laws. This share repurchase program may be modified, suspended, terminated or extended by the Company at any time without prior notice. The repurchases will be funded with available cash on hand.

  The Annual General Meeting ("AGM") was held on Friday, July 15, 20101 in Hangzhou, Zhejiang Province in China. At the AGM, shareholders re-elected each of the following nominees to the board of directors of the Company for a term that will continue until the next annual meeting of shareholders: Nengbin Fang, Congyi Fang, Yaoquan Zhang, Zhihai Mao and Michael Zhang. Shareholders ratified the appointment of Marcum Bernstein & Pinchuk LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011. Shareholders adopted, on a non-binding, advisory basis, a resolution approving the compensation of the Company's named executive officers described under the heading "Executive Compensation" in the Company's proxy statement.

   In June 2011, the Company's Chairman, Mr. Nengbin Fang, has purchased 500,000 shares of China Shengda Packaging stock on the open market for approximately $0.6 million.

Business Outlook

The Company reiterates its guidance for the full fiscal year of 2011, of revenues of between $115 million and $125 million, net income of between $11.5 million and $12.5 million, and diluted earnings per share of between $0.29 and $0.32.

The Company anticipates that the second half of the year will experience stronger sales and margins than were experienced in the first half of the year. Expectations for the second half improvement are based on the Company's current order activity, its recent ability to add new customers and the addition of its new automated flexo printing slotting and die-cutting line. However the Company expects headwinds to persist:

  The restrictive financial policies of the PBOC will continue to impact the manufacturing enterprises in the YRD

  Electricity shortages in the YRD during the summer season which are more severe than those experienced historically

  Inflation in raw material prices and labor costs in China that, based on the experience of management, are very difficult to pass on in full to customers

Mr. Teng concluded, "We are encouraged by the pick-up in sales in the second quarter. We are continuing to build customer relationships and look forward to offering new options from our new flexo line in the second half, all of which will provide momentum as we head in to 2012."

Conference Call Information

The Company will also host a conference call at 9:00 am ET on Monday, August 15, 2011.

Listeners may access the call by dialing +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 91145249.

A replay of the conference call will be available for 14 days starting from 11:00 am ET on Monday, August 15, 2011. To access the replay, dial +1 (855) 859-2056. International callers should dial +1 (404) 537-3406. The pass code is 91145249.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of its flexo-printed and color-printed cartons. The company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China. For more information, visit http://www.cnpti.com.

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:	Investor Relations Contact:
China Shengda Packaging Group Inc.	CCG Investor Relations
Ray Chen, Vice President of Investor Relations	Mark Collinson
Tel: +86-139 2527 9478	Tel: +1-310-954-1343
E-mail: rc@cnpti.com	Email: mark.collinson@ccgir.com
Website: http://www.cnpti.com	Website: http://www.ccgasiair.com

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	June 30,	December 31,
	2011	2010
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$24,119,561	$35,581,323
Restricted cash	3,408,312	12,424,230
Accounts and notes receivable, net	35,381,519	31,370,130
Inventories	20,311,207	19,201,776
Prepayments and other receivables	2,346,709	3,510,304
Amount due from related parties	344,653	166,747
Total current assets	85,911,961	102,254,510

Non-current assets
Property, plant and equipment, net	33,874,598	32,690,544
Prepayment for land use right to related party	11,602,500	11,377,500
Customer relationship, net	774,874	989,307
Deferred tax assets	434,918	457,964
Goodwill	171,504	168,178
Total assets	$132,770,355	$147,938,003

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts and notes payable	$22,215,637	$44,904,679
Amounts due to related parties	162,705	360,358
Accrued expenses and other payables	1,548,681	1,824,539
Taxes payable	2,922,954	2,770,434
Short-term loans	11,911,900	11,680,900
Total current liabilities	38,761,877	61,540,910

Non-current liabilities
Deferred tax liabilities	193,718	247,327
Total liabilities	38,955,595	61,788,237

Commitment and contingencies	-	-
Stockholders' equity
Stockholders' equity
Common stock (US$0.001 par value, 190,000,000 shares authorized, 39,456,311 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively)	39,456	39,456
Additional paid-in capital	43,765,243	43,765,243
Appropriated retained earnings	6,551,179	6,551,179
Unappropriated retained earnings	36,791,948	31,078,940
Accumulated other comprehensive income	6,666,934	4,714,948
Total stockholders' equity	93,814,760	86,149,766
Total liabilities and stockholders' equity	$132,770,355	$147,938,003

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in US$)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$32,585,321	$33,313,020	$59,511,365	$60,911,671
Cost of goods sold	26,377,850	23,927,120	46,227,594	43,598,999
Gross profit	6,207,471	9,385,900	13,283,771	17,312,672
Operating expenses
Selling expenses	1,149,984	1,154,933	2,282,167	2,193,232
General and administrative expenses	2,616,389	1,559,210	4,819,065	2,465,631
	3,766,373	2,714,143	7,101,232	4,658,863
Other income (expenses)
Interest income	86,877	287,045	211,410	382,794
Interest expense	(161,663)	(133,131)	(329,588)	(285,999)
Subsidy income	283,691	-	706,650	-
	208,905	153,914	588,472	96,795

Income before income tax expense and noncontrolling interest	2,650,003	6,825,671	6,771,011	12,750,604
Income tax expense	381,402	1,670,263	1,058,003	3,034,276

Net income	2,268,601	5,155,408	5,713,008	9,716,328
Less: net income attributable to noncontrolling interest	-	(163,670)	-	(415,279)
Net income attributable to Company's common stockholders	$2,268,601	$4,991,738	$5,713,008	$9,301,049

Basic and diluted earnings per share	$0.06	$0.16	$0.14	$0.32
Weighted-average number of shares outstanding
- basic and diluted	39,456,311	30,789,917	39,456,311	29,194,958

Comprehensive income:
Net income	2,268,601	5,155,408	5,713,008	9,716,328
Foreign currency translation adjustment	1,622,471	189,830	1,951,986	195,123
Comprehensive income	3,891,072	5,345,238	7,664,994	9,911,451
Less: comprehensive income attributable to noncontrolling interest	-	(161,663)	-	(413,581)
	$3,891,072	$5,183,575	$7,664,994	$9,497,870

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Six months ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$5,713,008	$9,716,328
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	1,913,758	1,576,588
Change in operating assets and liabilities:
Restricted cash	9,141,882	2,200,500
Accounts and notes receivable	(3,175,947)	(7,064,875)
Inventories	(720,265)	(6,463,511)
Prepayments and other receivables	1,346,868	(79,545)
Accounts and notes payable	(23,272,261)	3,448,275
Amount due to related party	(374,484)	(2,143,715)
Deferred tax	(26,055)	(15,200)
Accrued expenses and other payables	(307,907)	54,629
Tax payables	96,468	1,404,756
Net cash (used in) provided by operating activities	(9,664,935)	2,634,230

Cash flows from investing activities
Purchase of property, plant and equipment	(2,343,201)	(1,009,383)
Net cash used in investing activities	(2,343,201)	(1,009,383)

Cash flows from financing activities
Net proceeds from private placement	-	4,015,073
Proceeds from short-term loans	14,048,400	5,574,600
Repayment of short-term loans	(14,048,400)	(5,134,500)
Dividend paid to Cheng Loong	-	(127,443)
Net cash flows provided by financing activities	-	4,327,730
Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	546,374	76,250
Net changes in cash and cash equivalents	(11,461,762)	6,028,827
Cash and cash equivalents, beginning of period	35,581,323	12,695,444
Cash and cash equivalents, end of period	$24,119,561	$18,724,271

Cash paid during the period for:
Interest paid	$329,588	$285,999
Income taxes paid	$1,918,714	$1,185,722